Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of AMMO, Inc. on Form S-8, of our report dated August 19, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of AMMO, Inc. and Subsidiaries, as of March 31, 2020 and for the year ended March 31, 2020 appearing in the Annual Report on Form 10-K of AMMO, Inc. for the year ended March 31, 2020.

/s/ Marcum llp

Marcum llp
New York, NY
December 23, 2020